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April 5, 2007

G REIT, Inc.

Dear Stockholder:

I am pleased to announce that the Board of Directors has approved the payment of a second special liquidating distribution of $3.00 per share. The second special liquidating distribution will be paid on April 20, 2007. The payment of the second special liquidating distribution will result in a total amount of $6.90 per share paid to date in special liquidating distributions (not including monthly distributions).

Monthly distributions at the annual rate of 7.5% will continue to be paid and will now be computed on a remaining balance of $3.10 per share, effective with the monthly May 2007 distribution to be paid in June 2007.

As of December 31, 2006, management’s estimate of the liquidation net asset value was approximately $10.96 per share. In accordance with the liquidation policy we adopted, we will continue to update our estimate each quarter based upon sales contracts and the most recent market information and liquidation cost estimates available.

For additional information regarding G REIT, Inc. for the year ended December 31, 2006, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2007.

Very Truly Yours,

/s/ Scott D. Peters

Scott D. Peters
Chief Executive Officer and President